Exhibit 99.2

TON Strategy Company Publishes Chairman’s Message, Outlines Growth Strategy and Opportunity

●	Video and slides of Executive Chairman Manuel Stotz’s first Chairman’s Message now available online
●	Remarks lay out vision to exceed 5% of TON supply, expand staking revenues, and consider pursuing tokenization of the Company’s own stock

LAS VEGAS – September 5, 2025 – TON Strategy Company (Nasdaq: TONX) (the “Company”), a digital asset treasury company committed to holding Toncoin ($TON), today announced that it has published the video and presentation slides of Executive Chairman Manuel Stotz’s first Chairman’s Message. The message provides an update on the Company’s strategy and the broader $TON ecosystem, and is available for viewing on the Company’s website, https://www.tonstrat.com/.

“This Chairman’s Message marks a milestone for TON Strategy Company as we present a comprehensive update on our vision and strategy,” said Mr. Stotz. “In these remarks, I outline why $TON, through its exclusive integration with Telegram, has the potential to become one of the world’s most widely used digital assets, and how TON Strategy Company intends to play a leading role in that growth.”

$TON is the native token of The Open Network (TON), a Layer-1 blockchain exclusively integrated into Telegram, where it provides the rails for payments, digital property, and decentralized applications across a platform with more than 1 billion monthly active users. In his remarks highlighted below, Mr. Stotz built on this foundation, presenting the Company’s investment thesis and outlining the opportunity created by $TON’s integration with Telegram.

●	Investment case for $TON – Proven use cases already include stablecoin payments, digital property (such as Telegram usernames), and mini apps, with potential to evolve into a “super app.” Despite this traction, $TON remains 60% below its all-time high, with U.S. market access only just beginning.

●	TON Strategy Company’s position – The Company is the first and largest listed permanent capital vehicle for $TON. Backed by world-class investors through a $558M PIPE (which closed on the 7th of August), it has since launched an up to $1B at-the-market program, reported $780M in treasury assets, rebranded and changed its ticker to TONX, and approved an up to $250M stock buyback program.

●	Staking and cash flow – TON Strategy Company expects to generate meaningful staking revenues from its more than 217 million $TON held, with plans to expand into proprietary staking infrastructure to capture additional value and potentially offer services to third parties.

●	Telegram alignment – Mr. Stotz positioned $TON as the economic backbone of Telegram, giving its billion-plus digital citizens the ability to transact, hold stablecoins, and access applications within the messaging platform. Mr. Stotz compared this dynamic to the super app evolution in Asia, suggesting $TON could enable Telegram to leapfrog Western peers in payments and digital property.

●	Vision and next milestones – The Company’s goals include surpassing 5% of $TON supply, considering pursuing tokenization of its own stock on-chain, and strengthening its role as a participant and infrastructure provider in the TON ecosystem.

“Our goal at TON Strategy Company is to build the premier public company that focuses on the $TON ecosystem,” Mr. Stotz said during the Chairman’s message.

About TON Strategy Company

TON Strategy Company (Nasdaq: TONX) is focused on the accumulation of Toncoin ($TON) for long-term investment, whether acquired through deployment of proceeds from capital raising transactions, staking rewards or via open market purchases. The Company aims to steadily expand its $TON treasury, stake $TON, and to support the development of a tokenized economy inside Telegram’s billion-user platform.

In addition, the Company continues to operate legacy business units, including MARKET.live, a multi-vendor livestream shopping platform, and LyveCom, an AI-powered social commerce innovator that enables brands and merchants to deliver omnichannel livestream shopping experiences across websites, apps, and social platforms.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s TON treasury strategy, the investment case for $TON, the Company’s staking plans and expected benefits of staking, the Company’s goals for holding $TON, and tokenization of the Company’s stock, and the Company’s long-term business plans. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. Important factors that may affect actual results or outcomes include, but are not limited to: risks related to Toncoin and the digital asset industry; the ability of the Company to successfully execute its share repurchase program, its broader capital allocation strategy, and other business initiatives; and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and in the Company’s subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts

Media Contact:

ton@sbscomms.com